Exhibit 4.55

SHAREHOLDER VOTING RIGHT TRUST AGREEMENT

This Shareholder Voting Right Trust Agreement (this “Agreement”) is entered into as of November 9, 2022 between the following two parties in Hangzhou.

Party A: Hangzhou NetEase Cloud Music Technology Co., Ltd., a wholly foreign-owned enterprise registered in Hangzhou, PRC under the laws of the PRC

Party B: Dong Zhang, a citizen of the People’s Republic of China (the “PRC”)

In this Agreement, Party A and Party B are called collectively as the “Parties” and each of them is a “Party.” This Agreement is agreed and accepted by Hangzhou Yuedu Technology Co., Ltd.

WHEREAS

1.

Party B and William Lei Ding comprise all the shareholders of Hangzhou Yuedu Technology Co., Ltd. (the “Company”) as of the date of this Agreement, in which Party B owns 1% of the equity interests and William Lei Ding owns 99% of the equity interests.

2.	Party B has entrusted Party A and the person designated by Party A with full authority to exercise his shareholder’s voting rights at the Company’s shareholders’ meetings.

NOW, THEREFORE, through negotiations, all parties to this Agreement hereby agree as follows:

1.

Party B hereby agrees to irrevocably entrust Party A and the person designated by Party A to exercise on his behalf all shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company in accordance with PRC law and the Company’s articles of association, including, but not limited to, with respect to the sale or transfer of all or part of Party B’s equity interests in the Company and the appointment and election of the directors and chairman of the Company. Party B hereby covenants that the entrustment under this Agreement will not give rise to any actual or potential conflict of interest.

2.

Party A agrees to designate a person (including but not limited to Party A or a person designated by the Party A director or his successor, including a liquidator replacing the person designated by Party A, but excluding those who may give rise to conflict of interest. If Party B is the officer or director of direct or indirect shareholder of Party A, the powers of attorney shall be granted in favour of other unrelated officer or director of Party A) to accept the entrustment by Party B pursuant to Article 1 of this Agreement. Party B shall sign a Power of Attorney in the form of Annex 1 of this Agreement. The person designated by Party A shall represent Party B in the exercise of Party B’s shareholder’s voting rights and other shareholder’s rights pursuant to this Agreement.

3.

Party B hereby acknowledges that, regardless how his equity interests in the Company will change, he shall entrust the person designated by Party A with all of his shareholder’s voting rights and other shareholder’s rights. If Party B transfers his equity interests in the Company to any individual or company, other than Party A or the individuals or entities designated by Party A (each, a “Transferee”), Party B shall cause such Transferee to, concurrently with the execution of the equity transfer documents, sign an agreement with the same terms and conditions as this Agreement to entrust the person designated by Party A with the shareholder’s voting rights and other shareholder’s rights of the Transferee. In the event of Party B’s death or incapacity, the terms of this Agreement shall be binding upon the executors, administrators, heirs and successors of Party B. Any equity interests in the Company held by Party B shall not be part of Party B’s estate upon death or incapacity and shall not pass to Party B’s heirs or successors. Upon Party B’s death or incapacity, any equity interests in the Company held by Party B shall be transferred to Party A or its designated person(s).

4.

Party B hereby acknowledges that if Party A withdraws the appointment of the relevant person to whom Party B has entrusted his shareholder’s voting rights and other shareholder’s rights, he will withdraw his authorization for this person and authorize other persons designated by Party A to exercise his shareholder’s voting rights and other shareholder’s rights at the shareholders’ meeting of the Company.

5.	This Agreement shall become effective as of the date it is duly executed by the Parties’ authorized representatives.
6.

Notwithstanding Article 5 hereof, once effective, this Agreement shall constitute the entire agreement of the Parties hereto with respect to the subject matters hereof and supersede all prior oral and/or written agreements and understandings by the Parties with respect to the subject matters hereof.

7.

This Agreement shall remain effective for as long as Party B is a shareholder of the Company unless this Agreement is unilaterally terminated by Party A at its sole and absolute discretion by giving thirty (30) days prior written notice to Party B of its intention to terminate this Agreement.

8.	Any amendment to, and/or cancellation of, this Agreement shall be agreed by the Parties in writing.
9.

Both Parties acknowledge and confirm that any oral or written materials exchanged pursuant to this Agreement are confidential. Each Party shall keep confidential all such materials and not disclose any such materials to any third Party without the prior written consent from the other Parties except in the following situations: (a) such materials are or will become known by the public (through no fault of the receiving Party); (b) any materials as required to be disclosed by the applicable laws or rules of any stock exchange or governmental entity; and (c) any materials disclosed by each Party to its legal or financial advisors relating to the transactions contemplated by this Agreement, and such legal or financial advisors shall comply with the confidentiality provisions set forth in this Article 9. Any disclosure of confidential information by the personnel of any Party or by the institutions engaged by such Party shall be deemed as a disclosure by such Party, and such Party shall be liable for the breach under this Agreement. Both Parties agree that this Article 9 shall survive the invalidity, cancellation, termination or unenforceability of this Agreement.

10.	Applicable Laws and Dispute Resolution
a.	The formation, validity, interpretation and performance of and settlement of disputes under this Agreement shall be governed by the laws of the PRC.
b.

Any dispute arising under or in connection with this Agreement shall be settled by the parties through negotiation. If the parties fail to reach an agreement within 30 days after the dispute arises, the dispute shall be submitted to China International Economic and Trade Arbitration Commission for arbitration in Beijing by three arbitrators in accordance with its arbitration rules in force at that time. The party initiating the arbitration and the respondent shall each appoint one arbitrator, and the third arbitrator shall be appointed by China International Economic and Trade Arbitration Commission. If there are more than two persons (natural person or legal person) of the party initiating arbitration or the respondent, one arbitrator shall be appointed by the two persons through written consensus. The arbitration award is final and binding on all parties to the dispute. During the dispute settlement period, except for the matters in dispute, the Parties to this Agreement shall continue to exercise their respective rights and perform their respective obligations under this Agreement.

c.

The Parties hereby specifically acknowledge and undertake that, subject to the provisions of the PRC law, the arbitrators have the right to make appropriate awards according to the actual situation, so as to give Party A appropriate legal remedies, including but not limited to restricting the Company's business operation, restricting and / or disposing the Company's equities or assets (including land assets) (including but not limited to taking them as compensation), or forbidding transfer or dispose, or taking other relevant remedies, or ordering the winding up of the Company. The Parties shall perform such awards.

d.

Subject to the provisions of the PRC law, as property preservation or enforcement measures, at the request of one party to the dispute, the court with jurisdiction has the right to make an award or judgment before the formation of the arbitration tribunal or under other appropriate circumstances permitted by law, and to grant interim remedies to the party to the dispute, such as an award or judgment on detaining or freezing the properties or equities of the defaulting party. Such rights of one party to the dispute and the award or judgment made by the court in this regard shall not affect the validity of the above arbitration clause agreed by both Parties.

e.	After the arbitration award comes into effect, either Party has the right to apply to the court with jurisdiction for enforcement of the arbitration award.
f.

The Parties agree that: the courts in (i) the Hong Kong Special Administrative Region; (ii) the registered place of Cloud Music Inc.; (iii) the registered place of the Company; and (iv) the place where main assets of Cloud Music Inc. or the Company are located shall be deemed to have jurisdiction for the purpose of this article.

[Signature page follows]

Party A: Hangzhou NetEase Cloud Music Technology Co., Ltd.

(Seal)

Authorized Representative:	/s/Dong Zhang

Party B: Dong Zhang

Signature:	/s/Dong Zhang

This Agreement is agreed and accepted by:

Hangzhou Yuedu Technology Co., Ltd.

(Seal)

Authorized Representative:	/s/Dong Zhang

Annex 1

Powers of Attorney

The Powers of Attorney (hereinafter referred to as the "POA") is signed by Dong Zhang on November 9, 2022 and is issued to Hangzhou NetEase Cloud Music Technology Co., Ltd. and the person designated by Hangzhou NetEase Cloud Music Technology Co., Ltd. (hereinafter referred to as the "Trustee").

I, Dong Zhang, hereby entrust the Trustee a comprehensive power of agency, authorizing the Trustee to act as my agent, in my name, to exercise the following rights that I enjoy as a shareholder of Hangzhou Yuedu Technology Co., Ltd. (hereinafter referred to as the "Company"):

1.	Propose to convene and attend the shareholders’ meeting of the Company in accordance with the articles of association as my agent;

2.

Exercise voting rights on all matters that require discussion and resolution at the shareholders’ meeting, approve and sign resolutions on behalf of me, including but not limited to designating and electing the Company’s directors, supervisors and other senior management personnel who should be appointed and removed by shareholders, disposing the Company’s assets, dissolving or liquidating the Company , joining the liquidation team on behalf of me and exercising the functions and powers of the liquidation team during the liquidation period in accordance with the law;

3.	Submit any required documents to the relevant company registration agency or other relevant institutions as my agent;

4.

Exercise all shareholder rights and shareholder voting rights under applicable Chinese laws, regulations and articles of association as my agent, including but not limited to selling, transferring, pledging or disposing part or all of my equities (including any other shareholder rights and shareholder voting rights stipulated in the articles of association as amended);

5.

Sign the relevant equity transfer agreement and other relevant documents on behalf of me, and handle the governmental approval, registration, filing and other procedures required for transfer when the equities of the Company held by me are transferred in accordance with "The Exclusive Purchase Option Agreement" and "The Equity Pledge Agreement" separately signed by all parties;

6.

Instruct the directors and senior managers of the Company to act in accordance with the instructions of the trustee company and its designated person without violating the laws, regulations and articles of association.

I hereby irrevocably confirm that the validity period of the POA extends to the expiry or early termination of "The Shareholder Voting Right Trust Agreement" signed by Hangzhou NetEase Cloud Music Technology Co., Ltd. and me on November 9, 2022.

Name:	Dong Zhang

Signature:

Date：